Exhibit (h)(1)(xxv)

SCHEDULE A TO SECOND AMENDED AND RESTATED

INVESTMENT COMPANY SERVICES AGREEMENT

THIS AMENDED SCHEDULE A, effective as of April 29, 2016, amends and restates Schedule A to that certain Second Amended and Restated Investment Company Services Agreement dated as of April 2, 2008, as amended and supplemented, through the point in time immediately prior to the effectiveness of this Amended Schedule A (“Services Agreement”), between Matthews International Funds (the “Fund”) and BNY Mellon Investment Servicing (US) Inc. (“BNYM”).

SCHEDULE A

IDENTIFICATION OF FUNDS

Matthews International Funds

Matthews Asia Strategic Income Fund

Matthews Asia Credit Opportunities Fund*

Matthews Asian Growth and Income Fund

Matthews Asia Dividend Fund

Matthews China Dividend Fund

Matthews Asia Value Fund

Matthews Asia Focus Fund

Matthews Asia Growth Fund

Matthews Pacific Tiger Fund

Matthews Asia ESG Fund

Matthews Emerging Asia Fund

Matthews Asia Innovators Fund

(formerly known as the Matthews Asia Science and Technology Fund)

Matthews China Fund

Matthews India Fund

Matthews Japan Fund

Matthews Korea Fund

Matthews Asia Small Companies Fund

Matthews China Small Companies Fund

*	Effective as of April 29, 2016 or, upon written notification to BNYM by the Fund, upon such other date as of which the Fund determines that this portfolio will be available to investors and the services will commence.

Each portfolio of the Fund acknowledges and agrees that (i) by virtue of its execution of this Amended Schedule A it is a party to the Services Agreement as amended by this Amended Schedule A (“Amended Services Agreement”) as of the date first written above, or if BNYM commenced providing services to the portfolio prior to the date first written above, as of the date BNYM first provided services to the portfolio, and (ii) it is bound by all terms and conditions of the Amended Services Agreement as of such date and thereafter.

IN WITNESS WHEREOF, the parties hereto have caused this Amended Schedule A to be executed by their officers designated below effective as of the date and year first above written.

MATTHEWS INTERNATIONAL FUNDS, On behalf of itself and each portfolio listed hereon, each in its individual and separate capacity		BNY MELLON INVESTMENT SERVICING (US) INC.

By:	/s/ William J. Hackett	By:	/s/ Wayne D. Weaver
Name:	William J. Hackett	Name:	Wayne D. Weaver
Title:	President	Title:	Managing Director
Date:	April 27, 2016	Date:	April 27, 2016